News Release JLL Appoints Stephanie Plaines CFO Brings extensive financial leadership expertise and international experience to contribute to firm’s growth CHICAGO, March 5, 2019 – Jones Lang LaSalle Incorporated (NYSE:JLL) announced today the appointment of Stephanie Plaines as Global Chief Financial Officer effective by the end of March. She will report to CEO Christian Ulbrich and join the company’s Global Executive Board. Plaines has extensive financial leadership experience across a wide variety of consumer, e-commerce and financial services companies in the United States as well as in China, France, Switzerland and the UK. Her most recent position was as CFO for the U.S. retail segment of Starbucks. Prior to that, she was CFO for the e-commerce and omni-channel businesses of Walmart’s Sam’s Club division. She also held various finance roles at global retailer Ahold Delhaize, PepsiCo and UBS. “Stephanie will bring her significant experience in financial leadership in businesses across the world to play a key leadership role in the continuing implementation of our Beyond strategic vision and transformation agenda,” commented Ulbrich. “I would also like to acknowledge and thank Trish Maxson, our Chief Administrative Officer, for holding the CFO role on an interim basis, and all of our senior Finance leaders and teams for their continuing excellent work through this transitional phase.” Plaines earned an MBA from the University of Texas at Austin and a Bachelor of Science degree in International Finance from the University of Florida. She also participated in the Harvard Business School Executive Education program. She serves as an Advisory Board Member of the Retail Finance Leaders Roundtable, the Business Analytics MA Program at Cal Polytechnic University, and the Center for Coaching and Leadership at Babson College. “I look forward to playing a part in the growth strategy of JLL, a truly global company that honors its deep historical roots and strong client focus,” said Plaines. “It is exciting to join a company that is so boldly and exceptionally envisioning and pace-setting for the future.” - ends - About JLL JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. Our vision is to reimagine the world of real estate, creating rewarding opportunities and amazing spaces where people can achieve their ambitions. In doing so, we will build a better tomorrow for our clients, our people and our communities. JLL is a Fortune 500 company with annual revenue of $16.3 billion, operations in over 80 countries and a global workforce of over 90,000 as of December 31, 2018. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit ir.jll.com

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